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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(B),(C), AND (D) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)
                                (Amendment No. 1)





                                Rymer Foods Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)
                          Common Stock, $.04 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)
                                    783771306
                    ----------------------------------------
                                 (CUSIP Number)

  Lloyd I. Miller, III, 4550 Gordon Drive, Naples, Florida 34102 (941) 262-8577
--------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                December 29, 1998
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                                |_| Rule 13d-1(b)
                                |X| Rule 13d-1(c)
                                |_| Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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                                  SCHEDULE 13G


CUSIP NO.          783771306                                   Page 2 of 4 Pages



1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Lloyd I. Miller, III                                       ###-##-####

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
          (A)        |_|

          (B)        |_|

3         SEC USE ONLY

4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
          ----------------------------------------------------------------------
                                  5        SOLE VOTING POWER
            NUMBER OF                        58,699
             SHARES
          BENEFICIALLY            6        SHARED VOTING POWER
            OWNED BY                        149,356
              EACH
            REPORTING             7        SOLE DISPOSITIVE POWER
             PERSON                          58,699
              WITH
                                  8        SHARED DISPOSITIVE POWER
                                            149,356
         -----------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         208,055

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         4.8%

12       TYPE OF REPORTING PERSON

         IN-IA
         -----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




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                                                                     Page 3 of 4

Item 1(a).   Name of Issuer:   Rymer Foods Inc.

Item 1(b).   Address of Issuers's Principal Executive Offices:

                         4600 South Packers Avenue
                         Chicago, Illinois  60609

Item 2(a).   Name of Person Filing:         Lloyd I. Miller, III

Item 2(b).   Address of Principal Business Office or, if None, Residence:

                         4550 Gordon Drive, Naples, Florida 34102

Item 2(c).   Citizenship:      U.S.A.

Item 2(d).   Title of Class of Securities:  Common Stock, $0.04 par value

Item 2(e).   CUSIP Number:     783771306

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

             Not Applicable, this statement is filed pursuant to 13d-1(c)

 Item 4.     OWNERSHIP:

             (a)    208,055

             (b)   4.8%

             (c)   (i) sole voting power: 58,699

                   (ii) shared voting power: 149,356

                   (iii) sole dispositive power: 58,699

                   (iv) shared dispositive power: 149,356


Item 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be beneficial owner of more than five percent of the class of securities check the following. [x]


  Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

           Not Applicable.


  Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:




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                                                                     Page 4 of 4
           Not Applicable

  Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

           Not Applicable

  Item 9.  NOTICE OF DISSOLUTION OF GROUP:

           Not Applicable

  Item 10. CERTIFICATION:

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purposes or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       December 29, 1998




                                                       /s/ Lloyd I. Miller III
                                                       ------------------------
                                                           Lloyd I. Miller, III